Exhibit 99.1

Bitmine Immersion Technologies, Inc.

Announces Uplist to NYSE American Stock Exchange

Las Vegas, Nevada, June 2, 2025 – Bitmine Immersion Technologies, Inc. (OTCQX: BMNRD) (“Bitmine” or “Company”), a technology company focused on Bitcoin mining using immersion technology, today announced that it expects its shares of common stock to be approved for listing on the NYSE American LLC stock exchange (“NYSE American”). The Company expects that its common stock will begin trading on the NYSE American under the symbol, “BMNR,” at the opening of trading on or about June 5, 2025, subject to continued compliance with the exchange rules.

The Company expects that its shares of common stock will continue to trade on the OTC Markets’ OTCQX Best Market until the close of the market on or about June 4, 2025. Upon effectiveness of the listing on the NYSE American, trading of the common stock on the OTCQX will terminate. Stockholders of the Company do not need to take any action prior to the listing of the Company’s shares on the NYSE American.

“Uplisting to the NYSE American marks a significant milestone for Bitmine,” said Jonathan Bates, CEO of Bitmine. “We expect the uplisting will provide enhanced visibility and expand our investor base, while also enhancing liquidity for our shares.”

This communication does not constitute an offer, or a solicitation of an offer, to buy or sell any securities, investment or other specific product, or a solicitation of any vote or approval, nor shall there be any sale of securities, investment or other specific product in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Bitmine

BitMine is a Bitcoin Network Company, with a focus on Bitcoin mining, Synthetic Bitcoin Mining through involvement in Bitcoin mining hashrate as a financial product, offering advisory and mining services to companies interested in earning Bitcoin denominated revenues, and general Bitcoin advisory to public companies. BitMine’s operations are located in low-cost energy regions in Trinidad; Pecos, Texas; and Silverton, Texas.

Forward-Looking Statements:

This press release contains statements that constitute “forward-looking statements.” The statements in this press release that are not purely historical are forward-looking statements which involve risks and uncertainties. This document specifically contains forward-looking statements regarding the expected listing on the NYSE American, enhanced visibility of our company, expansion of our investor base, and enhanced liquidity of our shares of common stock. In evaluating these forward-looking statements, you should consider various factors, including our ability to keep pace with new technology and changing market needs; our ability to finance our current business and proposed future business; and the competitive environment of our business, as well as the performance of the stock market in general. Actual future performance outcomes and results may differ materially from those expressed in forward-looking statements. Forward-looking statements are subject to numerous conditions, many of which are beyond BitMine's control, including those set forth in the Risk Factors section of BitMine's Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on April 3, 2025, as well as any other SEC filings, as amended or updated from time to time. Copies of BitMine's filings with the SEC are available on the SEC's website at www.sec.gov. BitMine undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

BitMine Immersion Technologies Contact:

Jonathan Bates, Chairman and CEO

info@bitminetech.io